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                                                                     Exhibit 4.3


                              PENTON MEDIA, INC.
                        MANAGEMENT STOCK PURCHASE PLAN

                                   ARTICLE I

                              Purpose of the Plan

          The purpose of the Penton Media, Inc. Management Stock Purchase Plan (the "Plan") is to provide a means for designated officers and other key employees of Penton Media, Inc. (the "Company") and its Subsidiaries to acquire a proprietary interest (or increase an existing interest) in the Company. Participants in the Plan may elect to receive restricted stock units ("RSUs") in lieu of a designated portion of up to one hundred percent (100%) of their annual incentive bonus ("Bonus") under the Penton Media, Inc. Annual Bonus Plan or other similar arrangement (the "Bonus Plan"). Each RSU represents the right to receive one share of the common stock, par value $.01 of the Company (the "Common Stock") upon the terms and conditions stated herein. RSUs are granted at a discount of 20% of the Fair Market Value (as defined in Section 4.2 of the Plan) on the date the RSUs are awarded. So long as the participant remains employed by Company for at least two years after the date of grant or until the occurrence of certain specified events, his or her RSUs will be settled in shares of Common Stock after a period of deferral selected by the participant, or upon termination of employment, if earlier.

                                  ARTICLE II

                                Administration

          The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"). The Committee shall have complete discretion and authority with respect to the Plan and its application, except as expressly limited herein. Determinations by the Committee shall be final and binding on all parties with respect to all matters relating to the Plan.

                                  ARTICLE III

                                  Eligibility

          Officers and other key employees of the Company and its Subsidiaries as designated by the Committee shall be eligible to participate in the Plan. For all purposes of the Plan, the term "Subsidiary" means any corporation or other legal entity in which the Company owns, directly or indirectly, an equity interest.

                                  ARTICLE IV

                                 Participation

          4.1 Generally. Participation in the Plan shall be based on the award of RSUs. Each RSU awarded to a participant shall be credited to a bookkeeping account established and maintained for that participant.

          4.2 Price of RSUs. The "Price" of each RSU shall be equal to eighty percent (80%) of the Fair Market Value on the date the RSU is awarded. For all purposes of the Plan, the "Fair Market Value" on any given date shall mean the average of the high and low sales price of a share of Common Stock on the New York Stock Exchange or other public exchange on which the Common Stock is traded on such date or, if the Common Stock is not publicly traded on such date, the value of the Common Stock as determined by the Committee.
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          4.3  Election to Participate. No later than December 31 of any year, each participant may elect to receive RSUs in lieu of all or a specified part of his or her Bonus that may become payable to him or her for performance in the following year under the Bonus Plan that in the absence of such election would be payable in the second following year; provided, however, that, with respect to any Bonus payable in 2000, a participant may make an election on or prior to September 10, 1999. Such election shall be made on an election form specified by the Committee (an "Election Form") and filed with the Committee. An Election Form that is timely delivered shall be effective for the Bonus earned in the succeeding calendar year (or, with respect to any Bonus payable in 2000, earned in 1999). Such election may be expressed as a specified percentage (up to one hundred percent (100%)) of the participant's actual Bonus amount or a specified dollar amount (up to one hundred percent (100%)) of the participant's Bonus. Any percentage amount specified must be at least 10% of the Bonus otherwise payable. Any dollar amount specified must be at least $5,000. Amounts specified are entirely contingent on the amount of Bonus actually awarded.

          4.4 Deferral Period. Each Election Form shall specify a deferral period for the RSUs to which it pertains (the "Deferral Period"). The Deferral Period shall be expressed as a number of whole years, not less than two, beginning on the award date. Subject to the approval of the Company as described below in this Section, a participant may make a subsequent election requesting a change in the Deferral Period (subject to the limitations set forth in this Section). Such subsequent election shall be on a form provided by the Company, which form must be filed with the Company (a) at a time at which the participant is an employee of the Company or a Subsidiary and (b), except as described below in the sentence that immediately follows, at least one (1) year prior to the date on which the participant otherwise would be entitled to receive shares of Common Stock. The one (1) year notice requirement described above, however, does not apply in the case where the participant otherwise would be entitled to receive shares of Common Stock following an involuntary termination of the participant's employment, including by reason of death or permanent disability.

          4.5 Awards. Once each year, on the date that Bonuses are paid or would otherwise be paid, the Company shall award RSUs to each participant as follows: Each participant's account shall be credited with a whole number of RSUs determined by dividing the amount (expressed in dollars) that is determined under his or her Election Form by the Price of each RSU awarded on such date. No fractional RSU will be credited and the amount equivalent in value to the fractional RSU will be paid out to the participant currently in cash.

                                   ARTICLE V

                            Vesting and Settlement

          5.1 Normal Vesting. A participant shall be fully vested in each RSU on the second anniversary of the date of award of the RSU.

          5.2 Accelerated Vesting. Notwithstanding Section 5.1 of the Plan, a participant's RSUs shall immediately become completely vested upon the participant's death or permanent disability or upon a Change of Control (as defined in Section 5.5 of the Plan).

          5.3 Settlement After Vesting. With respect to each vested RSU, the Company shall issue to the participant one share of Common Stock as soon as practicable after the end of the Deferral Period specified in the participant's Election Form pertaining to such RSU, or, if earlier, (a) upon the participant's termination of employment in accordance with the provisions of Section 5.4 of the Plan, or (b) the termination of the Plan.

          5.4  Settlement Prior to Vesting.

               (a) If a participant voluntarily terminates his or her employment with the Company, or the participant is terminated for Cause (as defined in Subsection 5.4(d) of the Plan), the participant's nonvested RSUs shall be canceled and he or she shall receive
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          a cash payment equal to the lesser of (i) the Price of such RSUs or
          (ii) an amount equal to the number of such RSUs multiplied by the Fair Market Value on the date of the participant's termination of employment.

               (b) If a participant's employment is terminated by the Company for any reason other than Cause, the participant's nonvested RSUs shall be canceled and he or she shall receive payment as follows: The number of nonvested RSUs awarded with respect to each award date shall be multiplied by a fraction that is equal to the number of full months that the participant was employed by the Company after each such award date divided by twenty-four (24) and the participant shall receive the resulting number of such RSUs in shares of Common Stock (with any fractional shares resulting from such calculation being settled in cash). With respect to the participant's remaining nonvested RSUs, the participant shall receive cash in an amount equal to the lesser of (a) the Price of such RSUs or (b) an amount equal to the number of such RSUs multiplied by the Fair Market Value on the date of the participant's termination of employment.

               (c) The Committee shall have complete discretion to determine the circumstances of a participant's termination of employment, including whether the same results from voluntary termination, permanent disability, termination for Cause, or termination by the Company for any reason other than Cause. The Committee's determination shall be final and binding on all parties and not subject to review or challenge by any participant or other person.

               (d)  For purposes of the Plan, "Cause" shall mean:

               (i) the commission by the participant of a felony or a crime involving moral turpitude;

               (ii) the commission by the participant of a fraud;

              (iii) the commission by the participant of any act involving dishonesty or disloyalty with respect to the Company or any of its Subsidiaries or affiliates that harms or damages any of them to any extent;

               (iv) conduct by the participant that brings the Company or any of its Subsidiaries or affiliates into substantial public disgrace or disrepute; or

               (v) gross negligence or willful misconduct by the participant with respect to the Company or any of its Subsidiaries or affiliates.

          5.5 Change of Control. For purposes of the Plan, "Change of Control" shall mean the occurrence of any of the following events:

               (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either: (i) the then-outstanding shares of Common Stock or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors ("Voting Stock"); provided, however, that for purposes of this Subsection 5.4(a), the
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          following acquisitions shall not constitute a Change of Control: (A)
          any acquisition directly from the Company, (B) any acquisition by the Company, a Subsidiary or the Harris Group (as defined in Section 5.6 of the Plan), (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (D) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of Subsection 5.5(c); or
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               (b) Individuals who, as of the date hereof, constitute the Board
          (the "Incumbent Board") cease for any reason (other than death or permanent disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent
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          to the date hereof whose election, or nomination for election by the
          Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

               (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than a majority of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more Subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Common Stock and Voting Stock of the Company, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination, the Harris Group or any employee benefit plan (or related trust) sponsored or maintained by the Company, a Subsidiary or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or

               (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

          5.6 Harris Group. For purposes of Section 5.5 of the Plan, the "Harris Group" shall mean Messrs. Irving B. Harris, Neison Harris, King Harris, William W. Harris and June H. Barrows, and their respective spouses, descendants and spouses of descendants, trustees of trusts established for the benefit of such persons (acting in their capacity as trustees of such trusts), and executors of estates of such persons (acting in their capacity as executors of such estates), and each entity of which any of the foregoing owns (a) more than fifty percent (50%) of the voting stock or other voting interests and (b) stock or other interests representing more than fifty percent (50%) of the total value of the stock or other interests of such entity.
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                                  ARTICLE VI

                          Dividend Equivalent Amounts

          Whenever dividends (other than dividends payable only in shares of stock) are paid with respect to Common Stock, each participant shall be paid an amount in cash equal to the number of his or her vested RSUs multiplied by the dividend value per share. In addition, each participant's account shall be credited with an amount equal to the number of such participant's nonvested RSUs multiplied by the dividend value per share. Amounts credited with respect to each nonvested RSU shall be paid, without interest, on the earlier of the date the participant becomes vested in such RSU, or when the participant receives payment for his or her nonvested RSUs pursuant to Section 5.4 of the Plan.

                                  ARTICLE VII

                          Designation of Beneficiary

          Upon the death of a participant, his or her account shall be paid to the beneficiary or beneficiaries designated by him or her. If there is no designated beneficiary, or no designated beneficiary surviving at a participant's death, payment of a participant's account shall be made to his or her estate. Beneficiary designations shall be made in writing. A participant may designate a new beneficiary or beneficiaries at any time by notifying the Committee.

                                 ARTICLE VIII

                        Shares Available Under the Plan

          The aggregate maximum number of shares of Common Stock reserved and available for issuance under the Plan shall be 250,000 shares of Common Stock. For purposes of this limitation, the shares of Common Stock underlying any RSUs that are canceled shall be added back to the shares of Common Stock available for issuance under the Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

                                  ARTICLE IX

                                  Adjustments

          The Committee may make or provide for such adjustments in the numbers of shares of Common Stock covered by outstanding RSUs granted hereunder, in the Price of each RSU, and in the kind of shares covered thereby, as the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under the Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Committee may also make or provide for such adjustments in the numbers of shares specified in Article VIII of the Plan as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Article IX.
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                                   ARTICLE X

                     Amendment or Termination of the Plan

          The Company reserves the right to amend or terminate the Plan at any time, by action of its Board, provided that no such action shall adversely affect a participant's rights under the Plan with respect to RSUs awarded before the date of such action.

                                  ARTICLE XI

                           Miscellaneous Provisions

          11.1 Taxes. To the extent that the Company is required to withhold Federal, state or local taxes in connection with any component of a participant's compensation in cash or shares of Common Stock, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of any shares of Common Stock that the participant make arrangements satisfactory to the Company for the payment of the balance of such taxes required to be withheld, which arrangement may include relinquishment of the shares of Common Stock. The Company and a participant may also make similar arrangements with respect to payment of any other taxes derived from or related to the payment of shares of Common Stock with the respect to which withholding is not required.

          11.2 Hardship Distributions. Prior to the time a participant's account becomes payable, the Committee, in its sole discretion, may elect to distribute all or a portion of any vested RSUs in the participant's account in the event such participant requests a distribution on account of severe financial hardship. For purposes of this Plan, severe financial hardship shall be deemed to exist in the event the Committee determines that a participant needs a distribution to meet immediate and heavy financial needs resulting from a sudden or unexpected illness or accident of the participant or a member of his or her family, loss of the participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant. A distribution based on financial hardship shall not exceed the amount required to meet the immediate financial need created by the hardship.

          11.3 Assignment. No right or interest of any participant (or any person claiming through or under such participant, other than the surviving spouse of such participant after the participant is deceased) in any benefit or payment herefrom shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of such participant. If any participant or any such person (other than the surviving spouse of such participant after the participant is deceased) shall attempt to or shall transfer, assign, alienate, anticipate, sell, pledge or otherwise encumber his or her benefits hereunder or any part thereof, or if by reason of his or her bankruptcy or other event happening at any time such benefits would devolve upon anyone else or would not be enjoyed by him or her, then the Committee, in its discretion, may terminate his or her interest in any such benefit to the extent the Committee considers necessary or advisable to prevent or limit the effects of such occurrence. Termination shall be effected by filing a written "termination declaration" with the Committee records and making reasonable efforts to deliver a copy to such participant or other person or his or her legal representative.

          As long as any individual whose interests hereunder are subject to a termination declaration is alive, any benefits affected by the termination shall be retained by the Company and, in the Committee's sole and absolute judgment, may be paid to or expended for the benefit of such individual, his or her spouse, hi s or her children or any other person or persons in fact dependent upon him or her in such a manner as the Committee shall deem proper. Upon the death of any individual, all benefits withheld from him or her and not paid to others in accordance with the preceding sentence shall be distributed to such individual's estate or to his or her creditors and if such individual shall have
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descendants, including adopted children, then living, distribution shall be made to such individual's then living descendants, including adopted children, per stirpes.

          11.4 Unfunded and Unsecured. The Plan shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company (including Common Stock) for payment of any amounts or issuance of any shares of Common Stock hereunder. No participant or other person shall have any interest in any particular assets of the Company (including Common Stock) by reason of the right to receive payment under the Plan, and any participant or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

          11.5 Governing Law. The terms of the Plan shall be governed construed, administered and regulated in accordance with the laws of the State of Ohio.

          11.6 Effective Date. The Plan shall become effective as of August 26, 1999.